EXHIBIT 99.3

                        FORM OF EXCHANGE AGENT AGREEMENT

                        FORM OF EXCHANGE AGENT AGREEMENT

March  , 1997

The Bank of New York
Attention: Corporate Trust Administration
101 Barclay Street
Floor 21 West
New York, New York 10286

Ladies and Gentlemen:

     The CIT Group Holdings, Inc.,o a Delaware corporation, as Depositor ("the Company") and CIT CAPITAL TRUST I, a Delaware business trust (the "Trust") hereby appoint The Bank of New York ("BONY") to act as exchange agent (the "Exchange Agent") in connection with an exchange offer by the Company and the Trust to exchange up to $250,000,000 aggregate Liquidation Amount of the Trust's 7.70% Preferred Capital Securities due February 15, 2027 (the "New Capital Securities"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate Liquidation Amount of the Trust's outstanding 7.70% Preferred Capital Securities due February 15, 2027 (the "Old Capital Securities" and together with the New Capital Securities, the "Capital Securities"). The terms and conditions of the exchange offer are set
forth in a Prospectus dated ,   1997 (as the same may be amended or supplemented
from time to time, the "Prospectus") and in the related Letter of Transmittal, which together constitute the "Exchange Offer." The registered holders of the Capital Securities are hereinafter referred to as the "Holders." Capitalized terms used herein and not defined shall have the respective meanings described thereto in the Prospectus.

     On the basis of the representations, warranties and agreements of the Company, the Trust and BONY contained herein and subject to the terms and conditions hereof, the following sets forth the agreement between the Company, the Trust and BONY, as Exchange Agent for the Exchange Offer:

1.  APPOINTMENT AND DUTIES AS EXCHANGE AGENT.

     a. The Company and the Trust hereby authorize BONY to act as Exchange Agent in connection with the Exchange Offer and BONY agrees to act as Exchange Agent in connection with the Exchange Offer. As Exchange Agent, BONY will perform those services as are outlined herein, including, but not limited to, accepting tenders of Old Capital Securities, and communicating generally regarding the Exchange Offer with brokers, dealers, commercial banks, trust companies and other persons, including Holders of the Old Capital Securities.

     b. The Company and the Trust acknowledge and agree that BONY has been retained pursuant to this Agreement to act solely as Exchange Agent in connection with the Exchange Offer, and in such capacity, BONY shall perform such duties in good faith as are outlined herein.

     c. BONY will examine each of the Letters of Transmittal and certificates for Old Capital Securities and any other documents delivered or mailed to BONY by or for Holders of the Old Capital Securities, and any book-entry confirmations (as defined in the Prospectus) received by BONY with respect to the Old Capital Securities, to ascertain whether:

          (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein,

          (ii) the Old Capital Securities have otherwise been properly tendered, and

          (iii) Holders have provided their correct Tax Identification Number or required certification. Determination of all questions as to validity, form, eligibility and acceptance for exchange of any Old Capital Securities shall be made by the Company or the Trust, whose determination shall be final and binding. In each case where the Letters of Transmittal or any other documents have been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information, or any of the certificates for Old Capital Securities are not in proper form for transfer or some other irregularity in connection with the tender or acceptance of the Old Capital Securities exists, BONY will endeavor upon request of the Company or the Trust to advise the tendering Holders of the irregularity and to take any other action as the Company or the Trust may request to cause such irregularity to be corrected. Notwithstanding the above, BONY shall not be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

     d. With the approval of the President, any Senior Vice President, any Executive Vice President, or any Vice President of the Company, (such approval, if given orally, to be confirmed in writing) or any other party designated by any such officer, BONY is authorized to waive any irregularities in connection with any tender of Old Capital Securities pursuant to the Exchange Offer.

     e. Tenders of Old Capital Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer" and Old Capital Securities shall be considered properly tendered only when tendered in accordance with such procedures set forth therein. Notwithstanding the provisions of this paragraph, Old Capital Securities which the President, any Senior Vice President, any Executive Vice President, or any Vice President or any other designated officer of the Company, shall approve (such approval, if given orally, to be confirmed in writing) as having been properly tendered shall be considered to be properly tendered.

     f. BONY shall advise the Company and the Trust with respect to any Old Capital Securities received as soon as possible after 5:00 p.m., New York City Time, on the Expiration Date and accept its instructions with respect to disposition of such Old Capital Securities.

     g. BONY shall deliver certificates for Old Capital Securities tendered in part to the transfer agent for split-up and shall return any untendered Old Capital Securities or Old Capital Securities which have not been accepted by the Company and the Trust to the Holders promptly after the expiration or termination of the Exchange Offer.

     h. Upon acceptance by the Company and the Trust of any Old Capital Securities duly tendered pursuant to the Exchange Offer (such acceptance if given orally, to be confirmed in writing), the Company and the Trust will cause New Capital Securities in exchange therefor to be issued as promptly as possible and BONY will deliver such New Capital Securities on behalf of the Company and the Trust at the rate of $100,000 (100 Capital Securities) principal amount of New Capital Securities for each $100,000 principal amount of Old Capital Securities tendered as promptly as possible after acceptance by the Company and the Trust of the Old Capital Securities for exchange and notice (such notice if given orally, to be confirmed in writing) of such acceptance by the Company and the Trust. Unless otherwise instructed by the Company or the Trust, BONY shall issue New Capital Securities only in denominations of $100,000 (100 Capital Securities) or any integral multiple of $1,000 in excess thereof.

     i. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and the conditions set forth in the Prospectus and the Letter of Transmittal, Old Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

     j. Notice of any decision by the Company and the Trust not to exchange any Old Capital Securities tendered shall be given by the Company or the Trust either orally (if given orally, to be confirmed in writing) or in a written notice to BONY.

     k. If, pursuant to the Exchange Offer, the Company and the Trust do not accept for exchange all or part of the Old Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Certain Conditions to the Exchange Offer" or otherwise, BONY shall, upon notice from the Company and the Trust (such notice if given orally, to be confirmed in writing), promptly after the expiration or termination of the Exchange Offer return such certificates for unaccepted Old Capital Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in BONY's possession, to the persons who deposited such certificates.

     l. Certificates for reissued Old Capital Securities, unaccepted Old Capital Securities or New Capital Securities shall be forwarded by (a) first-class certified mail, return receipt requested under a blanket surety bond obtained by BONY protecting BONY, the Company and the Trust from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured by BONY separately for the replacement value of each such certificate.

     m. BONY is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

     n. As Exchange Agent, BONY:

          (i) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing;

          (ii) will make no representations and will have no responsibilities as to the validity, value or genuineness of any of the certificates for the Old Capital Securities deposited pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

          (iii) shall not be obligated to take any legal action hereunder which might in BONY's reasonable judgment involve any expense or liability, unless BONY shall have been furnished with indemnity satisfactory to it and additional fees for the taking of such action;

          (iv) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to BONY and reasonably believed by BONY to be genuine and to have been signed by the proper party or parties;

          (v) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which FSB believes in good faith to be genuine and to have been signed or represented by a proper person or persons acting in a fiduciary or representative capacity;

          (vi) may rely on and shall be protected in acting upon written or oral instructions from the President, any Senior Vice President, any Executive Vice President, any Vice President, or any other designated officer of the Company;

          (vii) may consult with its own counsel with respect to any questions relating to BONY's duties and responsibilities and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by BONY hereunder in good faith and in accordance with the advice of such counsel; and

          (viii) shall not advise any person tendering Old Capital Securities pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of its Old Capital Securities or as to the market value, decline or appreciation in market value of any Old Capital Securities that may or may not occur as a result of the Exchange Offer or as to the market value of the New Capital Securities. BONY shall take such action as may from time to time be requested by the Company or the Trust to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Company and the Trust, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer. The Company and the Trust will furnish you with copies of such documents at your request. Notwithstanding the foregoing, it is understood that the Company and the Trust will be primarily responsible for supplying copies of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery and responding to requests for confirmation.

     p. BONY shall advise orally and promptly thereafter confirm in writing to the Company and the Trust and such other person or persons as the Company and the Trust may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise reasonably requested) up to and including the Expiration Date, the aggregate principal amount of Old Capital Securities which have been tendered pursuant to the terms of the Exchange Offer and the items received by BONY pursuant to the Exchange Offer and this Agreement. In addition, BONY will also provide, and cooperate in making available to the Company and the Trust, or any such other person or persons upon request (such request if made orally, to be confirmed in writing) made from time to time, such other information in its possession as the Company and the Trust may reasonably request. Such cooperation shall include, without limitation, the granting by BONY to the Company and the Trust, and such person or persons as the Company and the Trust may request, access to those persons on Wilmington Trust's staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company and the Trust shall have received adequate information in sufficient detail to enable the Company and the Trust to decide whether to extend the Exchange Offer. BONY shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Capital Securities tendered, the aggregate principal amount of Old Capital Securities accepted and deliver said list to the Company and the Trust.

     q. Letters of Transmittal, book-entry confirmations and Notices of Guaranteed Delivery shall be stamped by BONY as to the date and the time of receipt thereof and shall be preserved by BONY for a period of time at least equal to the period of time BONY preserves other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by BONY to the Company and the Trust. BONY shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company or the Trust.

     r. BONY hereby expressly waives any lien, encumbrance or right of set-off whatsoever that BONY may have with respect to funds deposited with it for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company or the Trust, or any of its or their subsidiaries or affiliates pursuant to any loan or credit agreement with BONY or for compensation owed to BONY hereunder or for any other matter.

2.  COMPENSATION.

     $          will be payable to BONY in its capacity as Exchange Agent;
provided, that BONY reserves the right to receive reimbursement from the Company for any reasonable out-of-pocket expenses incurred as Exchange Agent in performing the services described herein.

3.  INDEMNIFICATION.

     a. The Company and the Trust hereby agree to protect, defend, indemnify and hold harmless BONY against and from any and all costs, losses, liabilities, taxes, expenses (including reasonable counsel fees and disbursements) and claims imposed upon or asserted against BONY on account of any action taken or omitted to be taken by BONY in connection with its acceptance of or performance of its duties under this Agreement and the documents related thereto as well as the reasonable costs and expenses of defending itself against any claim or liability arising out of or relating to this Agreement and the documents related thereto. This indemnification shall survive the release, discharge, termination, and/or satisfaction of this Agreement. Anything in this Agreement to the contrary notwithstanding, neither the Company nor the Trust shall be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of BONY's bad faith, gross negligence or willful misconduct. In no case shall the Company or the Trust be liable under this indemnification agreement with respect to any claim against BONY until the Company and the Trust shall be notified by BONY, by letter, of the written assertion of a claim against BONY or of any other action commenced against BONY, promptly after BONY shall have received any such written assertion or shall have been served with a summons in connection therewith, provided, that, BONY's failure to give such notice shall not excuse the Company or the Trust from its obligations hereunder. The Company and the Trust shall be entitled to participate at their own expense in the defense of any such claim or other action, and, if the Company and the Trust so elect, the Company or the Trust may assume the defense of any pending or threatened action against BONY in respect of which indemnification may be sought hereunder with counsel reasonably acceptable to BONY, in which case the Company or the Trust, as applicable, shall not thereafter be responsible for the fees and disbursements of legal counsel for BONY under this paragraph; provided that the Company and the Trust shall not be entitled to assume the defense of any such action if the named parties to such action include the Company or the Trust and BONY and representation of the parties by the same legal counsel would, in the written opinion of counsel for BONY, be inappropriate due to actual or potential conflicting interests between them. It is understood that neither the Company nor the Trust shall be liable under this paragraph for the fees and disbursements of more than one legal counsel for BONY. In the event that the Company or the Trust shall assume the defense of any such suit with counsel reasonably acceptable to BONY, the Company or the Trust, as applicable, shall not therewith be liable for the fees and expenses of any counsel retained by BONY.

     b. BONY agrees that, without the prior written consent of the Company and the Trust (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not BONY, the Company or the Trust or any of its directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Company or the Trust and its directors, officers and controlling persons from all liability arising out of such claim, action or proceeding.

     c. The Company agrees to indemnify and hold harmless the Trust from and against any and all losses, claims, damages and liabilities whatsoever, as due from the Trust under this Section.

4.  TAX INFORMATION.

     The Company and the Trust shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company and the Trust understand that they are required, in certain instances, to deduct 31% with respect to interest paid on the New Capital Securities and proceeds from the sale, exchange, redemption or retirement of the New Capital Securities from Holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service. BONY shall notify the Company and the Trust of any Holder who has failed to supply such Taxpayer Identification Number or certification.

5.  GOVERNING LAW.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

6.  NOTICES.

     Any communication or notice provided for hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, telecopy, or overnight delivery or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:

        If to the Company:    The CIT Group Holdings, Inc.
                              1211 Avenue of the Americas
                              Attn:  Chief Financial Officer
                              Telephone:  (212)536-1950
                              Facsimile:  (212)536-1912

        If to BONY:           The Bank of New York
                              101 Barclay Street
                              Floor 21 West
                              New York, New York 10286
                              Telephone:  (212)815-
                              Facsimile:  (212)815-5595

        If to the Trust:      The CIT Group Holdings, Inc.
                              1211 Avenue of the Americas
                              New York, New York 10036
                              Attn:  Chief Financial Officer
                              Telephone:  (212)536-1950
                              Facsimile:  (212)536-1912


or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this Section.

7.  PARTIES IN INTEREST.

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no holder of Old Capital Securities or New Capital Securities shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.  COUNTERPARTS; SEVERABILITY.

     This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, and all of such counterparts shall together constitute one and the same agreement. If any term or other provision of this Agreement or the application thereof is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the agreements contained herein is not affected in any manner adverse to any party. Upon such determination that any term or provision or the application thereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein may be performed as originally contemplated to the fullest extent possible.

9.  CAPTIONS.

     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.  ENTIRE AGREEMENT; AMENDMENT.

     This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified nor may any provision hereof be waived except in writing signed by each party to be bound thereby.

11.  TERMINATION.

     This Agreement shall terminate upon the earlier of (a) the 90th day following the expiration, withdrawal, or termination of the Exchange Offer, (b) the close of business on the date of actual receipt of written notice by BONY from the Company and the Trust stating that this Agreement is terminated, (c) one year following the date of this Agreement, or (d) the time and date on which this Agreement shall be terminated by mutual consent of the parties hereto.

12.  MISCELLANEOUS.

     BONY hereby acknowledges receipt of the Prospectus and the Letter of Transmittal and the Notice of Guaranteed Delivery and further acknowledges that it has examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal and the Notice of Guaranteed Delivery (as they may be amended or supplemented from time to time), on the other hand, shall be resolved in favor of the latter three documents, except with respect to the duties, liabilities and indemnification of FSB as Exchange Agent which shall be controlled by this Agreement.

     Kindly indicate your willingness to act as Exchange Agent and FSB's acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to the Company a copy of this Agreement so signed, whereupon this Agreement and FSB's acceptance shall constitute a binding agreement between FSB, the Company and the Trust.

                                          Very truly yours,

                                          THE CIT GROUP HOLDINGS, INC.

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          CIT CAPITAL TRUST I

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

Accepted as of the date first above written:

                                          THE BANK OF NEW YORK

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title: Authorized Executive Officer